EXHIBIT 99.1

Press Release

Hilb Rogal & Hobbs Company 4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia 23060	Investor Contact: Carolyn Jones Phone: (804) 747-3108 Fax: (804) 747-6046
FOR IMMEDIATE RELEASE

July 26, 2006

HILB ROGAL & HOBBS COMPANY REPORTS

SECOND QUARTER RESULTS

RICHMOND, VA — Hilb Rogal & Hobbs Company (NYSE:HRH), the world’s tenth largest insurance and risk management intermediary, today reported financial results for the second quarter and six months ended June 30, 2006.

For the second quarter, total revenues were $178.4 million, compared with $162.0 million in the 2005 second quarter, an increase of 10.1%. Commissions and fees rose 8.5% to $171.9 million, during the quarter, compared with $158.4 million for the same period in 2005, primarily reflecting improved organic growth and acquisitions, offset by a modest overall decline in premium rates.

Net income for the quarter was $20.6 million, or $0.57 per share, compared with $15.8 million, or $0.44 per share, a year ago, an increase of 30.5%. Operating net income was $19.2 million, or $0.53 per share, compared with $16.5 million, or $0.46 per share, a year ago, an increase of 16.0%. The new accounting treatment for stock-based compensation resulted in $1.6 million ($0.03 per share) of additional compensation expense for the 2006 second quarter.

For the first six months of 2006, total revenues rose 4.9% to $362.2 million from $345.4 million a year ago. Commissions and fees increased 4.0% to $352.3 million from $338.7 million last year, affected by the same drivers that influenced the second quarter, in addition to a $3.6 million reduction in contingent commissions. Net income was $46.6 million, or $1.28 per share, compared with $43.5 million, or $1.20 per share, in the same period of 2005, an increase of 7.0%. Operating net income for the period was $44.9 million, or $1.24 per share, compared with $43.6 million, or $1.20 per share, a year ago, an increase of 2.9%. In the 2006 year-to-date period, compensation expense was increased by $3.4 million ($0.06 per share) from the new accounting treatment for stock-based compensation.

Organic growth is defined as the change in commissions and fees before the effect of acquisitions and divestitures. Excluding contingent and override commissions, organic growth was 7.8% for the 2006 second quarter and 5.1% for the first six months of 2006.

The operating margin for the 2006 second quarter increased to 23.4% from 22.5% for the 2005 second quarter. For the six months, the operating margin was 25.9% in 2006 compared with 26.1% in 2005. The margin change for the quarter and six months was affected by the expensing of stock options and continued investment in sales and service talent, offset in part by a reduction in legal, compliance and claims expenses. In addition, the second quarter margin was favorably affected by the improved organic growth and the year-to-date margin was negatively impacted by the reduction in contingent commissions.

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HILB ROGAL & HOBBS COMPANY REPORTS

SECOND QUARTER RESULTS – Continued

Martin L. (Mell) Vaughan, III, chairman and chief executive officer, commented, “We delivered a strong quarter marked by improved financial and operating metrics. The strategic highlights of the quarter and the year-to-date periods are the emerging benefits from the talent who joined our company over the past 18 months—talent that has since become an integral part of the HRH organization. This new talent, along with HRH’s existing talent, has greatly enhanced our middle-market and major account sales and service capabilities. Recognition of our superior capabilities by our clients, as well as prospective clients and acquisition partners, is contributing to our financial performance.”

F. Michael Crowley, president, said, “The improvement in our organic revenue growth for the quarter reflected continued strong new business production company-wide including several very large new accounts, and a rebound in our renewal retention rates which were under pressure the past few quarters due to producer culling. All six of our retail regions and our excess & surplus lines operations generated in excess of 5.5% organic growth for the quarter, evidence that our sales process, which is under constant refinement, is working. “Best practices” programs, focused on continuous improvement of business processes, have now been instituted in our commercial property/casualty, personal lines and employee benefits lines of business.”

Mr. Vaughan concluded, “We interpret our second quarter results as further validation that our strategies are working effectively and we are headed in the right direction. On the acquisition front, to date, we have announced four transactions with annualized revenues of over $35 million, including a definitive agreement to acquire Chicago-based Thilman & Filippini, L.L.C., one of the leading firms in its region. In addition, by mid-year 2006, we had repurchased $25.0 million of HRH shares, and we remain well positioned to support our future capital needs. In the meantime, we remain relentlessly focused on serving our clients with distinction in volatile markets, and making steady progress towards our long-term financial goals.”

Hilb Rogal & Hobbs Company is the eighth largest insurance intermediary in the United States, with over 120 offices throughout the United States and London. HRH helps clients manage their risks in property and casualty, employee benefits, professional liability and other areas of specialized exposure. In addition, HRH offers a full range of personal and corporate financial products and services. HRH is focused on understanding our clients’ businesses, employees and risks, as well as the insurance and financial markets, so that we can develop insurance, risk management and employee benefits solutions that best fit their needs. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

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HILB ROGAL & HOBBS COMPANY REPORTS

SECOND QUARTER RESULTS – Continued

Forward-Looking Statements

The company cautions readers that the statements about the company’s future operations and business prospects are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Risk factors and uncertainties that might cause such a difference include, but are not limited to, the following: the company’s commission revenues are based on premiums set by insurers and any decreases in these premium rates could result in revenue decreases for the company; the level of contingent commissions is difficult to predict and any material decrease in the company’s collection of them is likely to have an adverse impact on operating results; the company has eliminated national override agreements commissions effective for business written on or after January 1, 2005, and it is uncertain whether additional contingent commissions payable to the company will offset the loss of such revenues; the company’s growth has been enhanced through acquisitions, but the company may not be able to successfully identify and attract suitable acquisition candidates and complete acquisitions; the company’s failure to integrate an acquired insurance agency efficiently may have an adverse effect on the company; the general level of economic activity can have a substantial impact on revenues that is difficult to predict; a strong economic period may not necessarily result in higher revenues; the company’s success in the future depends, in part, on the company’s ability to attract and retain quality producers; the company may be subject to increasing costs arising from errors and omissions claims against the company; the company is subject to governmental regulation which may impact operating results and/or growth; the business practices and broker compensation arrangements of the company are subject to uncertainty due to investigations by governmental authorities and related private litigation; the company is subject to a number of investigations and legal proceedings, which if determined unfavorably for the company, may adversely affect the company’s results of operations; a decline in the company’s ability to obtain new financing and/or refinance current borrowings may adversely affect the company; if the company is unable to respond in a timely and cost-effective manner to rapid technological change in the insurance intermediary industry, there may be a resulting adverse effect on business and operating results; and quarterly and annual variations in the company’s commissions and fees that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected impacts on the company’s results of operations. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other reports from time to time filed with or furnished to the Securities and Exchange Commission.

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HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
REVENUES
Commissions and fees	$171,875	$158,432	$352,271	$338,689
Investment income	2,374	1,515	4,564	2,588
Other	4,174	2,080	5,373	4,095

	178,423	162,027	362,208	345,372
OPERATING EXPENSES
Compensation and employee benefits	98,563	90,195	197,114	183,855
Other operating expenses	33,618	32,611	64,593	65,530
Depreciation	2,050	2,090	4,127	4,280
Amortization of intangibles	4,999	4,717	9,805	9,414
Interest expense	4,582	4,035	9,193	7,797
Loss on extinguishment of debt[1]	897	—	897	—
Severance charge[2]	—	1,303	—	1,303
Integration costs[3]	—	764	—	764

	144,709	135,715	285,729	272,943

INCOME BEFORE INCOME TAXES	33,714	26,312	76,479	72,429
Income taxes	13,085	10,509	29,926	28,904

NET INCOME	$20,629	$15,803	$46,553	$43,525

Net Income Per Share:
Basic	$0.58	$0.44	$1.30	$1.22

Assuming Dilution	$0.57	$0.44	$1.28	$1.20

Dividends Per Share	$0.1200	$0.1150	$0.2350	$0.2200

Weighted Average Shares Outstanding:
Basic	35,830	35,614	35,871	35,797

Assuming Dilution	36,290	36,138	36,356	36,324

[1]	The company recorded a one-time loss on the extinguishment of its Amended and Restated Credit Agreement, which included various financing and professional costs previously deferred and certain lending fees associated with obtaining the company’s new credit facility.
[2]	The company recorded a severance charge for the quarter ended June 30, 2005, representing an estimated severance benefit for Robert B. Lockhart, the company’s former president and chief operating officer, who resigned in May 2005.
[3]	Integration costs represent facility and lease termination costs.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	JUNE 30, 2006	DECEMBER 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$265,232	$224,471
Receivables (net)	305,730	253,088
Prepaid expenses and other current assets	19,020	37,888

TOTAL CURRENT ASSETS	589,982	515,447
PROPERTY & EQUIPMENT (NET)	23,270	24,765
INTANGIBLE ASSETS (NET)	776,198	763,536
OTHER ASSETS	33,677	26,019

	$1,423,127	$1,329,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$401,820	$339,088
Accounts payable	14,912	16,150
Accrued expenses	48,834	49,618
Premium deposits and credits due customers	42,168	40,454
Current portion of long-term debt	11,975	12,511

TOTAL CURRENT LIABILITIES	519,709	457,821
LONG-TERM DEBT	246,977	251,507
DEFERRED INCOME TAXES	27,571	23,307
OTHER LONG-TERM LIABILITIES	52,586	50,875
SHAREHOLDERS’ EQUITY
Common Stock (outstanding 35,672 and 35,955 shares, respectively)	223,021	233,292
Retained earnings	350,151	312,040
Accumulated other comprehensive income	3,112	925

	576,284	546,257

	$1,423,127	$1,329,767

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This press release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance. The schedule below provides a reconciliation of these financial measures to those prepared in accordance with United States generally accepted accounting principles (GAAP).

	NET INCOME THREE MONTHS ENDED JUNE 30,		NET INCOME PER SHARE ASSUMING DILUTION THREE MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$20,629	$15,803	$0.57	$0.44
Excluding:
Non-operating gains, net of tax	(1,978)	(501)	(0.05)	(0.01)
Loss on extinguishment of debt, net of tax	542	—	0.01	—
Severance charge, net of tax	—	782	—	0.02
Integration costs, net of tax	—	459	—	0.01

OPERATING NET INCOME	$19,193	$16,543	$0.53	$0.46

	OPERATING MARGIN THREE MONTHS ENDED JUNE 30,		OPERATING REVENUE THREE MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$20,629	$15,803	$178,423	$162,027
Excluding:
Non-operating gains	(3,269)	(835)	(3,269)	(835)
Amortization of intangibles	4,999	4,717	—	—
Interest expense	4,582	4,035	—	—
Loss on extinguishment of debt	897	—	—	—
Severance charge	—	1,303	—	—
Integration costs	—	764	—	—
Income taxes	13,085	10,509	—	—

OPERATING MARGIN / REVENUE	$40,923	$36,296	$175,154	$161,192

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

	NET INCOME SIX MONTHS ENDED JUNE 30,		NET INCOME PER SHARE ASSUMING DILUTION SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$46,553	$43,525	$1.28	$1.20
Excluding:
Non-operating gains, net of tax	(2,183)	(1,134)	(0.05)	(0.03)
Loss on extinguishment of debt, net of tax	542	—	0.01	—
Severance charge, net of tax	—	782	—	0.02
Integration costs, net of tax	—	459	—	0.01

OPERATING NET INCOME	$44,912	$43,632	$1.24	$1.20

	OPERATING MARGIN SIX MONTHS ENDED JUNE 30,		OPERATING REVENUE SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$46,553	$43,525	$362,208	$345,372
Excluding:
Non-operating gains	(3,608)	(1,891)	(3,608)	(1,891)
Amortization of intangibles	9,805	9,414	—	—
Interest expense	9,193	7,797	—	—
Loss on extinguishment of debt	897	—	—	—
Severance charge	—	1,303	—	—
Integration costs	—	764	—	—
Income taxes	29,926	28,904	—	—

OPERATING MARGIN / REVENUE	$92,766	$89,816	$358,600	$343,481

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands)

	GAAP REVENUE THREE MONTHS ENDED JUNE 30,		TOTAL CHANGE ($)	TOTAL GROWTH (%)	NET ADJUSTMENTS (ACQUISITIONS) / DIVESTITURES	ORGANIC GROWTH (%)
(Unaudited)	2006	2005
Commissions and fees	$164,474	$151,053	$13,421	8.9%	$(1,626)	7.8%
Contingent and override commissions	7,401	7,379	22	0.3%	(263)	(3.3)%
Investment income and other	6,548	3,595	2,953	82.1%	(34)	81.2%

TOTAL	$178,423	$162,027	$16,396	10.1%	$(1,923)	8.9%

	GAAP REVENUE SIX MONTHS ENDED JUNE 30,		TOTAL CHANGE ($)	TOTAL GROWTH (%)	NET ADJUSTMENTS (ACQUISITIONS) / DIVESTITURES	ORGANIC GROWTH (%)
(Unaudited)	2006	2005
Commissions and fees	$311,145	$294,013	$17,132	5.8%	$(2,242)	5.1%
Contingent and override commissions	41,126	44,676	(3,550)	(7.9)%	(423)	(8.9)%
Investment income and other	9,937	6,683	3,254	48.7%	(50)	47.9%

TOTAL	$362,208	$345,372	$16,836	4.9%	$(2,715)	4.1%

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